Exhibit 21

Subsidiaries:

1. General

Western Beef Inc. conducts its retail and wholesale food business directly and through nine consolidated wholly-owned subsidiaries as follows:

Western Beef Retail, Inc.           (Successor by mergers dated January
                                    29, 1998 between Western Beef - 14th
                                    Street, Inc. et al into Western Beef
                                    Metropolitan Avenue, Inc. and August
                                    10, 1998 between Western Beef
                                    Retail, Inc. and Western Beef
                                    Administration, Inc.)

Western Beef Properties, Inc. (Formerly known as East Central Meats, Inc.)

Western Beef Supermarket, Inc.

Food Nation, Inc.

Awesome Transportation, Inc.

W.B.I. International, Inc.

W.B. Manalapan, Inc.

W.B. Rahway, Inc.

W.B. Sayerville, Inc. (inactive corporation)